Exhibit 10.23

AMENDMENT NO. 2

TO

AMERICAN CRYSTAL SUGAR COMPANY

2005 LONG TERM INCENTIVE PLAN

WHEREAS, the Board of Directors of American Crystal Sugar Company (“ACSC”) previously adopted the American Crystal Sugar Company 2005 Long Term Incentive Plan (the “Plan”), generally effective January 1, 2005; and

WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors has the authority to amend the Plan at any time; and

WHEREAS, the Board of Directors deems it necessary to modify certain provisions of the Plan to ensure that the payment terms comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of generally applicability issued thereunder;

NOW, THEREFORE, RESOLVED, that, effective immediately, the American Crystal Sugar Company 2005 Long Term Incentive Plan be and it is hereby amended as follows:

1.                                       Section 6.4 of Article 6 of the Plan is hereby amended by adding a new subsection (d), which shall read as follows:

“(d)         Notwithstanding anything in this Article 6 to the contrary, payment to or on behalf of a Participant shall be made or commence within ninety (90) days of the earliest of (i) the date selected by the Participant pursuant the Special Election, (ii) the Participant’s Separation from Service, (iii) the Participant’s death, (iv) the Participant’s Disability, or (v) the Participant’s Retirement.”

2.                                       Section 6.6 of Article 6 of the Plan is hereby amended in its entirety to read as follows:

“Section 6.6                                Unit Retain Payments.

(a)           Each Participant shall be eligible to receive an annual unit retain payment as determined by the Company and subject to this Section 6.6.  The annual unit retain payment payable to or on behalf of a Participant shall be paid by the Company to the Participant, or the Participant’s Beneficiary, unless the Participant has made an election to defer the payments on forms provided by the Company.  If such an election has been made, no unit retain payment shall be paid to the Participant or the Participant’s Beneficiary under this Section 6.6, but shall be allocated to the Participant’s Deferred Compensation Account and paid to the Trust.  The amount of each unit retain payment shall be equal to the amount subtracted from the gross beet payment per acre for unit retains used in the calculation of the profit payments in Section 6.5.  Each such unit retain payment shall be determined during the fiscal year of the Company as may correspond to the revolvement cycle, if any, for the Company’s preferred shareholders; it being the intention that the amount of unit retains payment to be paid to Participants will be paid on the same schedule as unit retains are revolved to the Company’s preferred shareholders.

(b)           Notwithstanding the foregoing, upon payment of the entire value of the vested shares of the Participant’s Phantom Stock and the vested portion of the Participant’s Deferred Compensation Account due to (i) Separation from Service, death, Disability or Retirement pursuant to Section 6.4, or (ii) a Change of Control pursuant to Section 6.7 (collectively referred to as a “Distribution Event”), the Participant shall, within ninety (90) days following the Distribution Event, receive a lump sum payment equal to the present value of any unpaid annual unit retain payments.  Such present value shall be calculated based on an interest rate [equal to (i) the one-year Treasury Bill rate for amounts payable within two (2) years of the date of the Distribution Event, and (ii) the five-year Treasury Bond rate for amounts payable later than two (2) years from the date of the Distribution Event], and the then-current unit retain revolvement cycle applicable to the Company’s preferred shareholders [in effect on the date of the Distribution Event].”

3.             Except as expressly modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Chief Executive Officer of American Crystal Sugar Company has caused this instrument to be executed as of this 5th day of November, 2007.

AMERICAN CRYSTAL SUGAR COMPANY

		By	/s/ David A. Berg
David A. Berg, Chief Executive Officer

STATE OF MINNESOTA	)
) SS.
COUNTY OF CLAY	)

On this 5th day of November, 2007, before me personally appeared David Berg, to me personally known, who, being by me first duly sworn, did depose and say that he the Chief Executive Officer of American Crystal Sugar Company, the corporation named in the foregoing instrument; that the seal (if any) affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed (if sealed) on behalf of said corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Cecile M. Satrom
Notary Public